EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Acquires
Class A Medical Office Building in Reno, Nevada

RENO, NV (March 17, 2017) – American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Reno Medical Office Building (commonly known as Saint Mary’s Center for Health), an approximately 191,000-square-foot Class A medical office building on the campus of the 380-bed St. Mary’s Regional Medical Center in Reno, Nevada.

The six-story Reno Medical Office Building is currently 100 percent leased to seven tenants, with approximately 80 percent of the building leased to Prime Healthcare Services – Reno, LLC, the operator of St. Mary’s Regional Medical Center. Reno Medical Office Building is the primary outpatient location for the hospital, providing a variety of healthcare services, including: wellness, physical therapy, obstetrics and gynecology, oncology, radiology, women’s health, neurology, bariatrics and internal medicine.

“Reno Medical Office Building is a trophy property and a fantastic acquisition for Griffin-American Healthcare REIT IV,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV. “It is modern, attractive and enjoys a tremendous location on the campus of one of the premier hospitals in Northern Nevada. Perhaps most importantly, the vast majority of the building is leased to the operator of the hospital, which we believe may provide greater long-term stability and added value to the property.”

Reno Medical Office Building, a project developed by Ensemble Real Estate Solutions & Investments, was acquired from an unaffiliated third party represented by Chris Bodnar and Lee Asher of CBRE Group, Inc. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand and borrowings under its line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of 14 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $212 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at more than $8.1 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of December 31, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV intends to elect to be taxed as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 22-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 58.4 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42* million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.3* billion in asset value, based on purchase price, as of December 31, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the tenants at Reno Medical Office Building and the potential stability and value of Reno Medical Office Building. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Reno, Nevada; the strength and financial condition of Reno Medical Office Building and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.